UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2020

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35547	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 334-8534

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	MDRX	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

Accelerated Share Repurchase Program

On November 30, 2020, Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”) entered into a master confirmation (each a “Master ASR Confirmation”) and a supplemental confirmation (together with the related Master ASR Confirmation, an “ASR Agreement”), with each of JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association (each, an “ASR Counterparty”), as part of the Company’s share repurchase program. Under the ASR Agreements, the Company will pay a total of $200 million to the ASR Counterparties and receive a total of approximately 11.7 million shares of the Company’s common stock (the “Common Stock”) from the ASR Counterparties on December 1, 2020. The total number of shares of Common Stock that the Company will repurchase under each ASR Agreement will be based on the average of the daily volume-weighted average prices of the Common Stock during the term of such ASR Agreement, less a discount. At settlement, each ASR Counterparty may be required to deliver additional shares of Common Stock to the Company, or, under certain circumstances, the Company may be required to make a cash payment or deliver shares of Common Stock to the applicable ASR Counterparty.

Each ASR Agreement contains the principal terms and provisions governing the accelerated share repurchase, including, but not limited to, the mechanism used to determine the number of shares of Common Stock that will be delivered, the required timing of delivery of the shares, the circumstances under which the applicable ASR Counterparty is permitted to make adjustments to valuation and calculation periods, and various acknowledgements, representations and warranties made by the Company and the applicable ASR Counterparty to one another. Each ASR Agreement also provides that the applicable ASR Counterparty can terminate the transaction following the occurrence of certain specified events, including major corporate transactions involving the Company.

The ASR Agreements were entered into pursuant to the Company’s existing share repurchase program. The Company previously announced that its Board of Directors had approved a new share repurchase program under which the Company may purchase up to $300 million of its Common Stock through December 31, 2021. After taking into account the $200 million of Common Stock expected to be repurchased pursuant to the ASR Agreements, the Company expects to have approximately $67 million of remaining share repurchase authorization available.

The ASR Counterparties and their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 8.01Other Events.

On December 1, 2020, the Company issued a press release announcing that the Company has entered into the ASR Agreements. A copy of the Company’s press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

99.1	Press release issued by Allscripts Healthcare Solutions, Inc. on December 1, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: December 1, 2020	By:	/s/ Eric Jacobson
Eric Jacobson
Senior Vice President and Corporate Secretary